FIRST SUPPLEMENT AND AMENDMENT
                               TO TRUST INDENTURE

         THIS FIRST SUPPLEMENT AND AMENDMENT TO TRUST INDENTURE dated as of February 1, 2001 ("First Indenture Supplement") among The Bank of New York, as Trustee, and DTI Holdings, Inc., a Missouri corporation, as Issuer, supplementing and amending the Indenture dated as of February 23, 1998 between DTI Holdings, Inc. as Issuer and The Bank of New York as Trustee relating to $506,000,000 aggregate principal amount at maturity 12 1/2% Senior Discount Notes due 2008 and 12 1/2% Series B Senior Discount Notes due 2008.

                                    RECITALS

A. The Issuer and the Trustee have entered into an Indenture dated as of February 23, 1998 relating to $506,000,000 aggregate principal amount at maturity 12 1/2% Senior Discount Notes due 2008 and 12 1/2% Series B Senior Discount Notes due 2008 (the "Existing Indenture").

B. Capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in Section 101 of the Indenture (as defined in the Existing Indenture).

C. The Issuer is proposing to acquire for cash the Outstanding Notes which have been validly tendered to it if at least a majority of the aggregate principal amount of the Notes at Maturity are validly tendered and not withdrawn prior to the expiration date of the tender offer.

D. In connection with the actions described in the immediately preceding Recital, the Issuer and Trustee desire to amend the Existing Indenture immediately prior to the acceptance of the Notes pursuant to the tender offer upon the receipt of the consents of the Holders of not less than the majority in aggregate principal amount at Maturity of then Outstanding Notes (the "Requisite Consent").

E. Section 902 of the Existing Indenture authorizes the Trustee and the Issuer, when authorized by a Board resolution, to enter into an Indenture supplemental to the Existing Indenture on obtaining the Requisite Consent.

F. The Requisite Consent has been obtained and all other actions desirable or required by the Existing Indenture or otherwise necessary and desirable to effect the amendment have been taken.

                                    AGREEMENT

         Accordingly, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Indenture shall be amended and supplemented as follows:

         1.       Amendments

                  (a) Section 101 of the Existing Indenture is amended effective as of the date hereof (y) by deleting the definitions of Existing Subsidiaries, Permitted Indebtedness, Permitted Investments and Permitted Liens and substituting in lieu thereof the following new definitions:

                  "Existing  Subsidiaries"   mean   Digital  Teleport,  Inc.,  a
         Missouri corporation, and Digital Teleport of Virginia, Inc., a Virginia corporation and wholly owned subsidiary of Digital Teleport, Inc.

                  "Permitted Indebtedness" means any of the following:

                           (a)   Indebtedness of the Company  pursuant  to   the
         Notes;

                           (b) Indebtedness of the Company owing to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary); provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further that any transaction pursuant to which any Restricted Subsidiary to which such Indebtedness is owed, ceases to be a Restricted Subsidiary shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary that is not permitted by this clause (b);

                           (c) Indebtedness of the Company or any Restricted Subsidiaries consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with one or more credit facilities permitted under clause (j), clause (k) and clause (l) of this definition or in connection with the acquisition of or disposition of assets, including, without limitation, shares of Capital Stock;

                           (d) Indebtedness of the Company or any Restricted Subsidiary under letter of credit facilities that are used to finance trade payables in the ordinary course of business and under which recourse to the Company or any Restricted Subsidiary is limited to the cash securing such letters of credit;

                           (e) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

                           (f) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (a) through (e) above in an aggregate principal amount not in

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

         excess of $25,000,000 (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding;

                           (g)  Purchase Money Indebtedness;

                           (h) Indebtedness of any Restricted Subsidiary to the Company;

                           (i) Prior to December 31, 2000, Indebtedness of the Company or any Restricted Subsidiary not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the date of this Indenture as a capital contribution or from the issuance and sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (a)(3)(B) or clauses
         (b)(ii) and (iii) of Section 1009 to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and Cash Equivalents) received by the Company after the date of this Indenture as a contribution of capital or from the sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Qualified Capital Stock has not been used pursuant to clause (a)(3)(B) of Section 1009 to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

                           (j) Indebtedness of the Company or any Restricted Subsidiary under one or more facilities outstanding at any time in an aggregate principal amount not to exceed (i) $70,000,000, plus (ii) the greater of (x) 80% of the accounts receivable of the Company or (y) $30,000,000;

                           (k) Indebtedness of the Company, the proceeds of which are to be used to acquire some or all of the Notes tendered for cash, in an aggregate principal amount not to exceed (i) $94,000,000, plus (ii) interest payable in connection therewith;

                           (l) Indebtedness of the Company or any Restricted Subsidiary outstanding at any time in an aggregate principal amount not to exceed $100,000,000; and

                           (m) any renewals, extensions, substitutions, refinancings or replacements (each, for purpose of this clause, a "refinancing") of any Indebtedness of the Company (including all or any part of the Notes) or any Restricted Subsidiary by the Company, or any refinancing of any Indebtedness of any Restricted Subsidiary by such Restricted Subsidiary, including any successive refinancings, so long as in the case of Indebtedness other than Indebtedness incurred pursuant to clauses (b) through (f) and (h) through (l) (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium reasonably determined as necessary to accomplish such

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

         refinancing and the amount of expenses of the Company incurred in connection with such refinancing, (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, (iii) in the case of any refinancing of Indebtedness that is pari passu in right of payment with the Notes, such new Indebtedness is made pari passu in right of payment with, or subordinate in right of payment to, the Notes and (iv) (A) if such Indebtedness being refinanced has an Average Life longer than the Average Life of the Notes, such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes and (B) if such Indebtedness being refinanced has an Average Life shorter than the Average Life of the Notes, such Indebtedness has an Average Life longer than, and a Final Stated Maturity Date later than, such Indebtedness being so refinanced.

                  "Permitted Investments" means any of the following:

                           (a)  Investments in Cash Equivalents;

                           (b) Investments in the Company or any Restricted Subsidiary;

                           (c) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary and the Company or another Restricted Subsidiary owns at least 66 2/3% of the outstanding Voting Stock of such other Person or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

                           (d) Acquisition of any Notes up to and including 100% of the aggregate principal amount at Maturity of the original Outstanding Notes;

                           (e) Investments by the Company or any Restricted Subsidiary in any Person engaged in the delivery of telephony or other telecommunications or data transmission services in North America, the sum of which does not exceed $20,000,000 at any one time outstanding; or

                           (f) Investments in existence on the date of this Indenture.

                  "Permitted Liens" means the following types of Liens:

                           (a) Liens existing as of the date of the issuance of the Notes;

                           (b) Liens on any property or assets of a Subsidiary granted in favor of the Company or any Restricted Subsidiary;

                           (c)   Liens securing the Notes;

                           (d) any interest or title of a lessor under any Capitalized Lease Obligation or of a seller under any Purchase Money Indebtedness permitted by this Indenture;


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

                           (e) Liens securing Indebtedness incurred under clause (j), clause (k) and clause (l) of the definition of
         "Permitted Indebtedness"; provided that the Liens in the case of clauses (k) and (l) shall be limited to Capital Stock of any one or more Restricted Subsidiaries of the Company;

                           (f) statutory Liens or landlord's and carrier's, warehouseman's, mechanic's, supplier's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

                           (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

                           (h)   Liens  incurred  or  deposits  made  to  secure
         the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature (including, without limitation, indefeasible rights to use) incurred in the ordinary course of business (other than contracts for the payment of money);

                           (i) easements, servitudes, rights-of-way, restrictions (including, without limitation, zoning restrictions) and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Subsidiary incurred in the ordinary course of business;

                           (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

                           (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

                           (l) Liens securing Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (e) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

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

                           (m) Liens arising from purchase money mortgages and purchase money security interests; provided that (i) the related Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired (and proceeds thereof) and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

                           (n) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such Restricted Subsidiary;

                           (o)   pledges  and  deposits  made  in  the  ordinary
         course  of  business  in   connection   with   workers'   compensation,
         unemployment insurance and other types of statutory obligations; and

                           (p) any extension, substitution, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o) or any successive extension, substitution, renewal or replacement; provided that any such extension, substitution, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, substituted, renewed or replaced and shall not extend to any additional property or assets.

                  and (z) by adding the following new definitions:

                           "First Indenture Supplement" means that certain First Supplement and Amendment to Trust Indenture, dated as of February 1, 2001 amending and supplementing the Indenture.

                           "KLT" means KLT Telecom Inc., a Missouri corporation.

                           (b) The Existing Indenture is amended effective as of the date hereof by deleting paragraph (i) of Section 801 in its entirety and substituting in lieu thereof the following new paragraph
         (i):

                                    (i)  either  (a)  the  Company  will  be the
                  continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis substantially as an entirety, as the case may be (the "Surviving Entity"), (1) will be a corporation or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture to this Indenture in form satisfactory to the Trustee, the Company's obligation pursuant to the Notes for the due and punctual payment of the principal (including accretion of original issue discount) of, premium, if any, on and interest on all the Notes and the performance and

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

                  observance of every covenant of this Indenture on the part of the Company to be performed or observed provided however if the Surviving Entity is a Subsidiary the Company may continue to be obligated on the Indenture;

                           (c) The Existing Indenture is amended effective as of the date hereof by adding thereto the following new paragraph (c) to
         Section 1009:

                                    (c)  Notwithstanding  anything  contained in
                  this Section 1009 hereof to the contrary (without affecting any restriction contained in Section 1015 of the Indenture), the Company and its Restricted Subsidiaries may use the proceeds from any sales, leases, transfers or other dispositions of assets to prepay any debt described in clauses
                  (j), (k) or (l) of the definition of Permitted Indebtedness or the Notes.

                           (d) The Existing  Indenture  is amended  effective as
         the  date  hereof  by  deleting   Section  1016  in  its  entirety  and
         substituting in lieu thereof the following new Section 1016:

                  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock,
                  (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make Investments in the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the Issue Date, (ii) applicable law,
                  (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) the refinancing of Indebtedness incurred under the agreements existing on the Issue Date, so long as such encumbrances or restrictions are no less favorable in any material respect to the Company or any Restricted Subsidiary than those contained in the respective agreement as in effect on the Issue Date,
                  (vi) restrictions contained in any security agreement (including a capital lease obligation) securing Indebtedness of the Company or a Restricted Subsidiary otherwise permitted under this Indenture, (vii) customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements, (viii) any restriction with respect to a Restricted Subsidiary of the Company entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary made in

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

                  accordance with Section 1015, (ix) pursuant to this Indenture and the Notes, (x) Permitted Indebtedness permitted under clause (j), clause (k) or clause (l) of the definition thereof, so long as such encumbrances or restrictions do not prevent dividends or other distributions on or in respect of the Capital Stock of a Restricted Subsidiary of the Company to be used by the Company to make principal or interest or premium (if any) payments on the Notes when due (whether at Stated Maturity, by acceleration or otherwise), or (xi) any agreement or instrument governing or relating to Indebtedness under any senior commercial bank facility (each, a "Bank Facility") if such encumbrance or restriction applies only to
                  (A) amounts which at any point in time (other than during such periods as are described in the following clause (B)) (1) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or this Indenture for interest, premium and principal or (2) if paid, would result in an event described in the following clause (B) of this sentence, or (B) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of Indebtedness governed by such Bank Facility to declare such Indebtedness to be immediately due and payable or to require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided.

         2.       Miscellaneous.

                  (a) Except as expressly amended and supplemented hereby, the Existing Indenture shall continue to be, and shall remain, in full force and effect in accordance with its terms, and this First Indenture Supplement shall not be deemed to be a waiver of, or consent to any supplement or amendment of, any other term or condition of the Existing Indenture.

                  (b) This First Indenture Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, while all such counterparts together constitute but one and the same instrument.

                  (c) This First Indenture Supplement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.


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



         IN WITNESS WHEREOF, the parties hereto have caused this First Indenture Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                       DTI HOLDINGS, INC.




                                       By:  /s/ Gary W. Douglass
                                            ------------------------------------
                                               Name:  Gary W. Douglass
                                               Title: Senior Vice President
                                                      Finance and Administration
                                                      Chief Financial Officer


                                       THE BANK OF NEW YORK, Trustee




                                       By:  /s/ Robert A. Massimillo
                                            ------------------------------------
                                                      Signatory





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